CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
Executive Vice President, Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FOR IMMEDIATE RELEASE

FELDMAN MALL PROPERTIES UPDATES THIRD QUARTER GUIDANCE

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Third Quarter FFO Results Will Be Lower Than Previous Guidance
Company has letters of intent and leases out for over 200,000 Square Feet

New York, NY (November 1, 2005) — Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust exclusively focused on the renovation and repositioning of regional shopping malls, today announced that the Company has revised third quarter FFO (Funds From Operations) guidance to reflect lower than expected results. The Company now expects third quarter FFO to be in a range of $.23 to $.25 per share.

The lower than expected results are primarily as a result of (i) increased administrative costs due to higher than anticipated Sarbanes Oxley costs, (ii) lower renewal rates on expiring leases and (iii) slower than expected lease-up of properties not yet redeveloped.

The lower than anticipated third quarter results are expected to also impact fourth quarter earnings. Third quarter results and revised guidance for the fourth quarter will be provided on the Company’s upcoming third quarter conference call on Thursday, November 11th at 11am ET.

Mr. Feldman stated, “As we look forward to 2006, we’re confident that earnings will improve. We plan to re-deploy equity proceeds from potential joint venture(s) into additional accretive acquisitions. We also expect to see declining administrative costs as the initial start-up costs associated with SOX compliance are alleviated. Additionally, the Company has entered into letters of intent, and has leases in advanced stages of negotiations with approximately 200,000 square feet of anchor and junior anchor tenants. We expect that these powerful drawing tenants will help boost existing tenant sales, and that increased sales at our malls will eventually will translate into more revenue for the company towards the end of 2006 and 2007. We also expect improved renewal rates with existing in-line tenants in the latter part of 2006 and 2007.”

To receive the Company’s latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

About Feldman Mall Properties, Inc.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.

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